SAMSON OIL & GAS LODGES QUARTERLY REPORT AND INTERIM FINANCIAL REPORT

Denver Monday 11 February 2013, Perth Tuesday 12 February 2013

Samson Oil & Gas Limited (ASX: SSN, NYSE AMEX: SSN) advises that it has filed its December 2012 Quarterly Report on Form 10-Q and its Interim Financial Report for the six months ended 31 December 2012. The reports are now available on the Company’s website:

www.samsonoilandgas.com

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,986 million ordinary shares issued and outstanding, which would be the equivalent of 99.3 million ADSs.  Accordingly, based on the NYSE MKT closing price of US$0.71 per ADS on February 11th, 2013 the Company has a current market capitalization of approximately US$71 million.  Correspondingly, based on the ASX closing price of A$0.034 on February 11th, 2013, the Company has a current market capitalization of A$68 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in the quarterly report on Form 10-Q that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, a copy of which is available at .sec.gov/edgar/searchedgar/webusers.htm.